Filed Pursuant to Rule 433
Registration Statement No. 333-211718
July 6, 2016

THE TORONTO-DOMINION BANK

US$250,000,000 FLOATING RATE SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2019

US$250,000,000 FLOATING RATE SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2021

FINAL TERM SHEET

DATED July 6, 2016

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated July 6, 2016 relating to the 2019 Floating Rate Notes (as defined below) and the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated July 6, 2016 relating to the 2021 Floating Rate Notes (as defined below), as applicable, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 30, 2016 and the caption “Description of the Debt Securities” in the Prospectus dated June 30, 2016.

Issuer:	The Toronto-Dominion Bank

Issue:	Floating Rate Senior Medium-Term Notes, Series A, due 2019 (the “2019 Floating Rate Notes”) Floating Rate Senior Medium-Term Notes, Series A, due 2021 (the “2021 Floating Rate Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa1 (outlook: negative) / Standard & Poor’s: AA- (outlook: stable)

Principal Amount:	US$250,000,000 for the 2019 Floating Rate Notes US$250,000,000 for the 2021 Floating Rate Notes

Issue Price:	100.00% plus accrued interest, if any, from July 13, 2016 for the 2019 Floating Rate Notes 100.00% plus accrued interest, if any, from July 13, 2016 for the 2021 Floating Rate Notes

Trade Date:	July 6, 2016

Settlement Date (T+5)[2]:	July 13, 2016

Maturity Date:	August 13, 2019 for the 2019 Floating Rate Notes July 13, 2021 for the 2021 Floating Rate Notes

Minimum Denomination:	US$2,000 and multiples of US$1,000 in excess thereof

Base Rate:	USD LIBOR (Reuters Page LIBOR01)

Index Maturity:	Three months

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.
[2]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade either the 2019 Floating Rate Notes or the 2021 Floating Rate Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the 2019 Floating Rate Notes and the 2021 Floating Rate Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Spread:	+ 65 basis points for the 2019 Floating Rate Notes + 90 basis points for the 2021 Floating Rate Notes

Interest Payment Dates and Interest Reset Dates:	For the 2019 Floating Rate Notes, quarterly, on August 13, November 13, February 13 and May 13 of each year, beginning on August 13, 2016, and for the 2021 Floating Rate Notes, quarterly, on October 13, January 13, April 13 and July 13 of each year, beginning on October 13, 2016.

Interest Determination Date:	The second London business day preceding the applicable Interest Reset Date.

Day Count Fraction:	Actual / 360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts with respect to the 2019 Floating Rate Notes or the 2021 Floating Rate Notes (as described in the applicable pricing supplement), the Issuer may, at its option, redeem the 2019 Floating Rate Notes or the 2021 Floating Rate Notes, as applicable, in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the 2019 Floating Rate Notes or the 2021 Floating Rate Notes, as applicable, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Concurrent Offerings:

US$1,000,000,000 1.450% Senior Medium-Term Notes, Series A, due 2019

US$1,500,000,000 1.800% Senior Medium-Term Notes, Series A, due 2021

The settlement of the 2019 Floating Rate Notes and the 2021 Floating Rate Notes are not contingent on the settlement of either of the concurrent offerings.

Listing:	None

Joint Book-Runners:	TD Securities (USA) LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC UBS Securities LLC

Co-Managers:	Desjardins Securities Inc. Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated SG Americas Securities, LLC SMBC Nikko Securities America, Inc.

CUSIP / ISIN:	89114QBK3 / US89114QBK31 for the 2019 Floating Rate Notes 89114QBM9 / US89114QBM96 for the 2021 Floating Rate Notes

The Issuer has filed a registration statement (including a prospectus supplement and a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Runners will arrange to send you the pricing supplement, when available, the prospectus supplement, and the base prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533 and UBS Securities LLC at 1-888-827-7275.